FINANCIAL SUPPORT AGREEMENT

This Financial Support Agreement (“Agreement”) is entered into as of April 2, 2025 between The United States Life Insurance Company of New York (the “Financial Intermediary”) and Invesco Distributors, Inc. (“Distributor”).

In exchange for the financial support fee described in Paragraph 1 herein, Financial Intermediary shall provide the services, if any, enumerated in Paragraph 2 herein to Distributor for the benefit of shareholders of the registered investment companies for which Distributor now or in the future acts as the primary distributor (the “Funds”). Such services shall be provided subject to the terms and conditions of this Agreement.

1.  FINANCIAL SUPPORT FEE. Distributor will pay a financial support fee to Financial Intermediary in the amount described in Schedule A hereto (the “Fee”). The Fee will be paid from Distributor’s or its affiliate’s revenues, profits or retained earnings and will be payable via the Automatic Clearing House (ACH) system to Financial Intermediary within 60 days following calendar quarter end or as otherwise provided in Schedule A. Payment amounts less than $500.00 are considered nominal, and Distributor is not obligated to make an individual payment for any amount thereunder.

2.  SERVICES. Financial Intermediary or its designee, if applicable, shall provide to Distributor, for the benefit of shareholders of the Funds, the services set forth in Schedule B. Financial Intermediary may delegate its obligation to provide such services under this Agreement to an affiliate or designee, provided that such entity has all authorizations to perform the services delegated. Notwithstanding any such delegation, Financial Intermediary shall remain responsible for the performance of such services. Financial Intermediary must notify Distributor immediately upon the delegation of any service.

3.  MAINTENANCE OF RECORDS. Financial Intermediary or its designee, if applicable, shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services. Upon the request of Distributor, Financial Intermediary or its designee, if applicable, shall provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this Agreement; or (iii) comply with any request of a governmental body or self-regulatory organization. Financial Intermediary or its designee agrees that it will permit Distributor and its affiliates, the Funds or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services.

4.  EXPENSES. Each party shall bear all its expenses incidental to the performance of its obligations under this Agreement.

5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FINANCIAL INTERMEDIARY. The Financial Intermediary hereby represents, warrants and agrees as to the following:

A.  Financial Intermediary will comply with all applicable laws, rules and regulations of any governmental or regulatory body (as may be amended from time to time) as well as the terms of the applicable Fund prospectus and statement of additional information (collectively “Prospectus”).

B.  Financial Intermediary and its designee, if applicable, will facilitate any audit or review of its files and records undertaken by Distributor pursuant to Section 3 hereof.

C.  In the event Financial Intermediary delegates its obligation to provide any services hereunder, it will ensure that such designee is aware of and complies with all representations, warranties and covenants hereunder.

D.  Financial Intermediary will provide point of sale disclosure regarding all appropriate facts relating to this Agreement to all shareholders in compliance with all applicable laws, rules and regulations, if any.

E.  Financial Intermediary has obtained and shall maintain, in good standing, its membership with the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is otherwise considered a “Bank” and exempt from registration as a broker-dealer under Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.

6.  DIRECTED BROKERAGE. The parties hereto understand and agree that neither Distributor nor its affiliates will provide, and Financial Intermediary will not accept, any brokerage commissions for transactions in portfolio securities of the Funds or affiliates of the Funds (“Directed Brokerage”) that would in any way pay for, mitigate or offset any financial obligation that Distributor has under this Agreement. Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which Financial Intermediary receives, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by Financial Intermediary or any other broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Financial Intermediary or its affiliates in recognition of Financial Intermediary’s sale or promotion of Fund shares or client referrals.

7.  REPRESENTATIONS WITH RESPECT TO DISTRIBUTOR AND THE FUNDS. Without the prior written approval of Distributor, Financial Intermediary, its designee and its affiliates and agents shall not make representations concerning a Fund or its shares in any printed material to be distributed in any manner to any third party except: (1) those representations contained in the then current Prospectus of such Fund; and (2) those representations contained in current sales literature furnished by Distributor or its affiliates to Financial Intermediary. For the sake of clarity, Financial Intermediary, its designee and its affiliates and agents may make representations relating to the availability of a Fund or its shares as an investment option to retirement plans, variable annuity contract holders and other similar parties in contract prospectuses and other similar literature and other related representations.

8.  USE OF NAMES. Financial Intermediary, its designee and its affiliates will not, without the prior written approval of Distributor, make public references to Invesco Management Group Inc., its successors or assigns or any of its subsidiaries (“Invesco Management”) or to the Funds (collectively the “Fund Entities”). Any brochure or other communication to the public that mentions the Fund Entities shall be submitted to the compliance officer of Distributor or its affiliate, for written approval prior to use by Financial Intermediary or its designee or affiliates. Financial Intermediary shall provide copies to Distributor or its affiliate’s compliance officer of any of its regulatory filings that include any reference to the Fund Entities. If Financial Intermediary, its designee or its affiliates should make unauthorized references or representations, Financial Intermediary agrees to indemnify and hold harmless the Fund Entities from any claims, losses, expenses or liability arising in any way out of or connected in any way with such unauthorized references or representations. This requirement shall not apply to a simple list including the name of any Fund Entity. Furthermore, in all such circumstances, it is the sole responsibility of Financial Intermediary and its designee to ensure that all references to Fund Entities are correct and current.

9.  INDEMNIFICATION.

Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party, including their affiliates, employees, and agents (the “Indemnitees”), against any losses, claims, damages, liabilities, or expenses to which an Indemnitee may become subject insofar as those losses, claims, damages, liabilities, or expenses, or actions in respect thereof, arise out of or are based upon (i) the Indemnifying Party’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (ii) any breach by the Indemnifying Party of any material provision of this Agreement. The Indemnifying Party will reimburse the Indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss or action. This indemnity agreement will be in addition to any liability which the Indemnifying Party may otherwise have.

10.  CONFIDENTIALITY. Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including specifically the fee arrangements, shall remain confidential as between the parties.

11.  TERMINATION. This Agreement will terminate immediately upon the termination of the Selected Dealer Agreement or other applicable selling group agreement between the parties. Either party may terminate this Agreement upon sixty (60) days’ prior written notice to the other party at the address specified below. Notwithstanding the foregoing, either party may cancel the Agreement immediately upon any breach or violation by the other party or its designee of any representation, warranty or covenant herein or any violation of any applicable law, rule, or regulation. Upon termination, the provisions of Paragraph 11 shall survive for a period thereafter until statutes of limitations bar all claims that could be asserted thereunder.

12.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements fully executed and to be performed therein.

13.  MODIFICATION. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

14.  ASSIGNMENT. This Agreement shall not be assigned by a party hereto, without the prior written consent of the other parties hereto, except that a party may assign this Agreement to an affiliate having the same ultimate ownership as the assigning party without such consent, and further provided, that such affiliate shall have the capability and resources, including without limitation financial resources and creditworthiness, to perform the party’s obligations hereunder, including without limitation, indemnification and the payment of fees.

15.  ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the complete understanding and agreement of the parties relating to the subject matter hereof and supersedes and replaces all prior understandings and agreements relating to such subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

FINANCIAL INTERMEDIARY:	DISTRIBUTOR:

THE UNITED STATES LIFE INSURANCE	INVESCO DISTRIBUTORS, INC.
COMPANY OF NEW YORK

By:	By:

Print Name: Barbara Rayll	Print Name: Nicole Filingeri

Title: Vice President, Business Case Development	Title: Vice President

Address: 2919 Allen Parkway Houston, TX 77019	Address: 11 Greenway Plaza

Suite 1000

Houston, TX 77046-1173

Schedule A to

Financial Support Agreement

Effective April 2, 2025

1.

BASIS POINTS ON ASSETS. Distributor shall pay Financial Intermediary a quarterly fee at the annual rate of 0.25% (25 basis points) of the net asset of value of the Class R5 Shares in Financial Intermediary’s accounts on the books of the Distributor or its affiliate as of the end of such quarter, valued as of the close of business on the last business day of the quarter for the following Fund:

Invesco Balanced-Risk Commodity Strategy Fund Class R5

2.

MEETING AND OTHER FEES. Distributor may pay to Financial Intermediary an annual meeting fee, at the discretion of the Distributor, to reimburse for costs incurred in connection with meetings conducted for the purpose of training and educating financial consultants.

3.	NON-CASH COMP. Distributor may also support the sales efforts of Financial Intermediary’s sales staff through the use of non-cash compensation marketing support.

Any amounts set forth above shall only be due and payable provided the corresponding consideration is received by or will be provided to Distributor in full. Financial Intermediary’s failure to provide the consideration in whole or in part shall result in a corresponding reduction in the amount payable by Distributor.

SCHEDULE B

SERVICES

1.  Financial Intermediary desires to appoint Distributor as a provider of mutual funds and provide to Distributor all of the benefits provided to sponsors of such program. The parties agree that participation in such program does not obligate Financial Intermediary to include a Fund on any recommended or similar list prepared by Financial Intermediary. The parties also agree that participation in such program will not be a factor in any recommendation by Financial Intermediary to its customers regarding the advisability of investing in a Fund;

2.	The Funds will be listed on Financial Intermediary’s intranet site;

3.  Distributor will have the opportunity to submit to Financial Intermediary sales material which has been approved by Distributor and, if required, filed with FINRA advertising department for inclusion in Financial Intermediary communication with its registered representatives (“RRs”);

4.  Distributor shall have access to periodic conferences held by Financial Intermediary and may invite RRs to due diligence and training meetings, subject to prior approval by Financial Intermediary’s Compliance Department in each instance. The cost for attending each meeting shall be as set forth on Schedule A; and

5.  Financial Intermediary shall provide to Distributor any information generally available to all sponsors, including but not limited to market share information, listing of all RRs and calendar of planned conferences. Without the prior written consent of Financial Intermediary, Distributor shall be prohibited from using the listing of RRs for any purpose, other than fulfilling Distributor’s obligations under this Agreement.